UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
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WEBMD HEALTH CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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WebMD Health Corp.
2010 Annual Meeting of Stockholders
Summary of Key Considerations Regarding Proposal 2: The Proposed Increase
in Shares Available for Grant under the 2005 Long-Term Incentive Plan
•	Background Regarding the Proposed Increase
—	Shares Currently Available for Grant and Additional Shares for Which Approval Is Being Sought.
▪	Approximately 1.4 million shares are currently available for grant as options or restricted stock. WebMD expects that this amount will be used in less than 12 months.

▪	WebMD has grown from approximately 500 employees in 2005 to over 1,500 currently, while increasing revenue from approximately $150 million to over $500 million.

▪	Proposal 2 seeks stockholder approval for an additional 2.6 million shares (so total available would be approximately 4.0 million shares). WebMD intends to use the additional shares primarily for grants to new employees or for promotions and other special situations

▪	Approval of Proposal 2 will allow WebMD to continue to offer competitive compensation packages to new employees that are necessary to its future growth while using equity as a significant component of compensation, which aligns the interests of the Company’s employees with the long-term interests of its stockholders.
—	Broad-Based Plan. WebMD’s equity compensation plan is a broad-based plan.
▪	WebMD has made equity grants to virtually all of its full-time employees for at least a portion of their compensation and, for WebMD’s more senior employees, equity awards represent a significant portion of their compensation.

▪	The substantial majority of all equity awards granted since January 1, 2007 were to employees who were not “Named Executive Officers.” Awards to Named Executive Officers only represented approximately 20% of the equity granted.
—	Rate of Usage of Shares for Grants. In evaluating the rate at which the Company has made equity grants (sometimes referred to as a “burn rate”), it is important to note that the Company does not make annual grants to employees and has had only two large company-wide grants: one at the time of the IPO in September 2005 and one in December 2008. Grant data (total of options and restricted stock) for the past several years is as follows:

Year	Total Shares Granted
2010 (thru June 30)	1.9 million
2009	1.4 million
2008	8.2 million
2007	1.1 million
If Proposal 2 is approved, the Company expects that it will not seek stockholder approval of additional shares until the Annual Meeting in 2012 at the earliest.
•	New Limitation on Restricted Stock. If Proposal 2 is approved, a new limit on the amount of restricted stock will be added to the Plan, so that only 20% of the approximately 4.0 million shares (or 800,000) would be available for restricted stock and other “full value” awards.

•	Information Regarding Outstanding Options and Restricted Stock.
—	Outstanding Options. As of September 10, 2010, there were 10,745,422 unexercised options to purchase WebMD Common Stock.
▪	Those options had a weighted average exercise price of $29.68 per share and a weighted average remaining life of approximately 7.6 years (with substantially all such options having an exercise price below $49.92 per share, the closing price of WebMD Common Stock on October 13, 2010); and

▪	Approximately 3,600,000 of these options were vested, approximately 500,000 are scheduled to vest during the remainder of 2010, approximately 2,300,000 are scheduled to vest in 2011, approximately 2,100,000 in 2012, approximately 1,700,000 in 2013 and approximately 500,000 in 2014.
—	Outstanding Unvested Restricted Stock. The Company also has outstanding, as of September 10, 2010, 1,224,017 unvested shares of WebMD Restricted Stock. Approximately 100,000 of these shares are scheduled to vest during 2010, approximately 400,000 in 2011, approximately 300,000 in each of 2012 and 2013, and approximately 100,000 in 2014.
•	Actions Taken to Reduce Total Shares Outstanding and Return Value to Shareholders. The Company believes that an evaluation of its equity compensation program and practices should consider the recent history of unusually large stock repurchases that returned cash to stockholders and significantly reduced the Company’s outstanding shares. If the repurchases are not considered, the Company believes that there is a distorted measurement of the dilution from the currently outstanding equity awards as many of the outstanding grants were made when there were significantly more shares outstanding. The impact of the actions described below resulted in significant value to existing stockholders through substantial reduction of the Company shares outstanding. In fact, the stock and convertible note repurchase activity just in the last twelve months alone more than offsets the entire potential dilution from both the currently outstanding equity awards as well as the additional 2.6 million shares for which approval is sought. The Company believes that the actions described below are typically not considered in traditional analyses of dilution. The actions described below demonstrate the Company’s commitment to minimizing share dilution to its stockholders.
—	Stock Repurchases. As of September 10, 2010, there were approximately 58.3 million shares of WebMD Common Stock outstanding, including unvested shares of WebMD Restricted Stock. Within the last 24 months, total shares outstanding was reduced by approximately 52 million shares, through the following repurchases (rounded to the nearest thousand):

Tender Offer Completed in November 2008	37,196,000
Tender Offer Completed in December 2009	6,339,000
Tender Offer Completed in April 2010	5,172,000
Tender Offer Completed in September 2010	3,000,000
Open Market Repurchases in last 24 months	353,000
WebMD has $15 million remaining under its current stock repurchase program and, based on past practice, will likely begin a new stock repurchase program once that has been used.

—	Purchases of Outstanding Convertible Debentures for Cash. Since January 1, 2009, WebMD has purchased approximately $210 million principal amount of its convertible debentures for cash. These convertible debentures would have converted into approximately 6.0 million shares of Common Stock.

—	Net Settlement for Stock Option Exercises. The Company’s current practice is to settle a significant portion of stock option exercises by Net Exercise, pursuant to which the Company retains shares in payment of the exercise price and to satisfy the required tax withholding arising from the exercises. The shares retained by the Company do not become available for future grant under the plan. During 2009 and 2010, approximately 12.0 million options were settled on a Net Exercise basis, resulting in the issuance of only 2.7 million shares. The Company expects Net Exercises to continue as the primary method of settlement of future grants.
▪	The Company estimates that the dilution from the exercise of the Company’s 10,745,422 outstanding unexercised stock options (as of September 10, 2010) would be less than 6,000,000 issued shares, assuming a $50.00 per share market price. New equity awards are expected to be settled in the same manner in order to minimize the dilution to shareholders.

▪	The Company believes that it is appropriate to take this reduced dilution into consideration in any analysis of the effect of a plan on existing stockholders, but believes that it typically is not taken into account in many third party analyses of dilution.

     WebMD’s Board of Directors believes that the proposed increase in the 2005 Plan is important to WebMD’s ability to continue to attract employees in the extremely competitive labor markets in which WebMD competes and recommends that stockholders vote “FOR” Proposal 2 for WebMD’s Annual Meeting of Stockholders on October 21, 2010.

     Note: In October 2009, WebMD merged with its former controlling stockholder, HLTH Corporation, and all share amounts above include combined activity of both HLTH and WebMD.
     For additional information, please see the Proxy Statement filed by WebMD with the Securities & Exchange Commission on September 17, 2010, copies of which have been mailed to those who were stockholders at the record date for WebMD’s 2010 Annual Meeting. Copies of the Proxy Statement are also available from our Proxy Solicitor by calling the toll-free number provided below or on the SEC’s website at WWW.SEC.GOV.

YOUR VOTE IS IMPORTANT!
If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,
INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.

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